Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
Rob Meyne
(702) 792-7353
robmeyne@boydgaming.com

BOYD GAMING CORPORATION ANNOUNCES PRICING OF
SENIOR NOTES DUE 2020;
OFFERING SIZE INCREASED TO $350 MILLION

LAS VEGAS - MAY 31, 2012 - Boyd Gaming Corporation (NYSE: BYD) today announced that it has priced an offering of senior notes due 2020. The aggregate principal amount of notes to be issued in the offering increased from $300,000,000 to $350,000,000. The notes will bear interest at a rate of 9% per annum, payable semi-annually on January 1 and July 1 of each year, commencing January 1, 2013. The senior notes will mature on July 1, 2020. The senior notes will be fully and unconditionally guaranteed by certain of the Company's current and future domestic restricted subsidiaries. The closing of the offering is expected to occur on June 8, 2012, subject to the satisfaction of customary closing conditions.

Upon the closing of the offering, the Company expects to receive approximately $340 million in net proceeds. The Company intends to use the net proceeds from the offering to repay a portion of the outstanding revolving balance on its bank credit facility.

The senior notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

Exhibit 99.1

Forward-Looking Statements
Except for historical information contained herein, the matters set forth in this release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company's safe harbor compliance statement for forward-looking statements included in the Company's recent filings, including Forms 10-K, 10-Q and 8-K, with the Securities and Exchange Commission. In particular, there can be no assurances that the offering of the senior notes will be consummated.

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